Exhibit 10.11

$15,000.00 (Fifteen Thousand Dollars)                                                                                                                                                    Effective Date: July 16, 2009

Annual Interest Rate: 12.00% (Twelve Percent)                                                                                                                                                     Due on: August 16, 2009

HOME SAVERS HOLDING CORPORATION

PROMISSORY NOTE

Home Savers Holding Corporation (the "Debtor"), for value received, hereby promises to pay to the order of Mr. Lysander M. Marrero (the "Holder"), at such location as may be designated by Holder from time to time, the principal amount of Fifteen Thousand Dollars ($15,000.00), and to pay interest on the unpaid balance thereof from the date hereof, in lawful money of the United States, as follows:

From the effective date shown above, Holder shall be paid simple interest at the rate per annum represented above ("Payable Interest Rate"). All interest paid hereunder shall be based on a Three Hundred Sixty (360) day year. consisting of twelve (12) months, each consisting of thirty (30) days.

The principal amount hereof, and any interest not theretofore paid, shall be due and payable on the Due date set forth above. The Debtor may prepay this Note at any time without penalty.

Each payment made to Holder shall be credited first on interest then due, and the remainder, if any, on principal: and interest shall thereupon cease upon the principal so credited. Should default be made on payment of any installment when due, or of any obligation or covenant or warranty of the Debtor in the Note Issuance Agreement. the whole sum of principal and interest shall become immediately due and payable, at the option of the Holder of this Note. All principal and interest shall be payable in lawful money of the United States.

Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given upon personal delivery or sent by first class mail, postage prepaid, to the party to be notified at the address indicated herein, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Holder. It is understood, however, that terms incorporated by reference herein from the Note Issuance Agreement may he amended without such consent, but only to the extent provided in the Note Issuance Agreement. Any amendment or waiver effected in accordance with this section shall be binding upon the Holder, each future Holder of all such securities.

This Note shall be binding upon the heirs, assigns, successors in interest, agents and employees of the parties hereto.

The Debtor agrees to pay any and all attorneys' fees and costs incurred by Holder, and/or the trustee associated with the enforcement of the terms of this Promissory Note.

If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded froth this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Ellis Note shall be governed and construed and enforced in accordance with the laws of the State of Nevada. HOME SAVERS HOLDING CORPORATION, a Nevada corporation

/s/ Paul R. Peterson
Name: Paul R. Peterson
Title: Chairman and CEO
555 NW Park Ave.; Ste. 804
Portland, OR 97209